                                                                       EXHIBIT 2


                                VOTING AGREEMENT


         This VOTING AGREEMENT (the "Agreement"), dated as of July 13, 2005, is entered into by and among Santos International Holdings Pty Ltd., a corporation incorporated under the laws of the Australian Capital Territory A.B.N. 57 057 585 869 ("Santos"), David L. Bradshaw, Kenneth L. Ancell, Marshall D. Lees, Jeff
T. Obourn and Joseph B. Feiten (each a "Supporting Shareholder" and collectively, the "Supporting Shareholders"). Each of Santos and the Supporting Shareholders is sometimes referred to herein as a "Party" and collectively, as the "Parties." Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.

         WHEREAS, Santos, Santos Acquisition Co., a Texas corporation and wholly owned subsidiary of Santos ("Merger Sub"), and Tipperary Corporation, a Texas corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of July 1, 2005, as amended by that certain Amended and Restated Agreement and Plan of Merger dated as of July 4, 2005 (the "Merger Agreement"), pursuant to which Santos, Merger Sub and the Company have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and upon consummation of the Merger, each outstanding share of common stock, par value $1.00 per share, of Merger Sub, shall be converted into one share of common stock, par value $0.02 per share, of the Company (the "Common Stock"), and each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger Agreement, excluding any shares of Common Stock owned by Santos, Merger Sub or the Company or any of their respective subsidiaries or any shareholders properly exercising rights to dissent pursuant to Article 5.12 of the Texas Business Corporation Act, shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration;

         WHEREAS, as of the date hereof, each Supporting Shareholder is the respective record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Common Stock set forth opposite his name immediately below (the "Shares");

                David L. Bradshaw          38,128(1)
                Kenneth L. Ancell          9,158
                Marshall D. Lees           0
                Jeff T. Obourn             97,000
                Joseph B. Feiten           0

         WHEREAS, as a condition to closing under that certain Amended and Restated Interest Purchase Agreement (the "IPA"), dated as of July 4, 2005, by and between

--------------------------
(1) Total includes 4,440 held by his wife.

Slough Estates plc, a public limited company organized under the laws of England and Wales, and Santos, Santos has required that each of the Supporting Shareholders agree, and each of the Supporting Shareholders is willing to agree, to the matters set forth herein; and

         WHEREAS, closing under the IPA is a condition to closing under the Merger Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the benefits to the Supporting Shareholders under the Merger Agreement, the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                VOTING OF SHARES

         1.1 Voting Agreement.

         Each of the Supporting Shareholders hereby agrees to vote, or to cause to be voted, all of his respective Shares at any annual, special or other meeting of the shareholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or in any other circumstances upon which any vote or consent or other approval of the shareholders of the Company is sought, which such Supporting Shareholder has the right to so vote:

                  (a) in favor of the approval and adoption of the Merger Agreement, the Merger and any actions required in furtherance thereof;

                  (b) against any proposal to the shareholders of the Company that would be reasonably likely to prevent the consummation of the Merger or to result in the breach by the Company of the Merger Agreement;

                  (c) against (i) any significant corporate transaction, such as a merger, consolidation, share exchange, rights offering, reorganization, recapitalization, reclassification or liquidation involving the Company or any of its subsidiaries, other than the Merger, (ii) any Acquisition Proposal, other than the Merger, or (iii) any action that could materially impede, interfere with, delay, postpone or adversely affect the consummation of the Merger or the transactions contemplated by the Merger Agreement or this Agreement;

                  (d) against any change in the composition of the Board of Directors of the Company, other than as contemplated by the Merger Agreement; and

                  (e) against any amendment to the Articles of Incorporation of the Company or the Bylaws of the Company, as amended.

         1.2 Irrevocable Proxy.

         Each Supporting Shareholder hereby irrevocably appoints Santos and each of its executive officers from and after the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to
Section 6.3 (at which point such appointment shall automatically terminate) as such Supporting Shareholder's sole and exclusive attorneys, agents and proxies (such constitution and appointment, the "Irrevocable Proxy"), with full power of substitution and resubstitution, to vote and otherwise act with respect to all of such Supporting Shareholder's Shares at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the shareholders of the Company, on the matters and in the manner specified in Section 1.1. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SUPPORTING SHAREHOLDER MAY TRANSFER ANY OF HIS SHARES IN BREACH OF THIS AGREEMENT. Upon the execution of this Agreement, all prior proxies and powers of attorney given by each Supporting Shareholder with respect to all of such Supporting Shareholder's Shares issued or issuable in respect thereof on or after the date of this Agreement are hereby revoked, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by such Supporting Shareholder. Any obligation of a Supporting Shareholder shall be binding on the successors and assigns of such Supporting Shareholder.

         1.3 Prohibition.

         Each Supporting Shareholder hereby agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with, or violative of, the provisions of this Agreement.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING SHAREHOLDERS

         Each Supporting Shareholder represents and warrants to Santos and the other Supporting Shareholders with respect to himself as follows:

         2.1 Binding Agreement.

         The Supporting Shareholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other actions on the part of the Supporting Shareholder are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Supporting Shareholder and (assuming due authorization, execution and delivery by Santos and Merger Sub) this Agreement constitutes a valid and binding obligation of the Supporting Shareholder, enforceable against the Supporting Shareholder in accordance with its terms.

         2.2 No Conflict.

         Neither the execution and delivery of this Agreement by the Supporting Shareholder, nor the consummation by the Supporting Shareholder of the transactions contemplated hereby, nor compliance by the Supporting Shareholder with any of the terms or provisions hereof, will (a) violate any law, judgment, order, writ, decree or injunction applicable to the Supporting Shareholder, or any of his properties or assets, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any security interests, liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever ("Encumbrances") (other than Encumbrances created by this Agreement) upon any of the properties or assets of the Supporting Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Supporting Shareholder is a party, or by which him or any of his properties or assets may be bound or affected.

         2.3 Ownership of Shares.

         The Supporting Shareholder is the record and beneficial owner (as defined Section 4.3 hereof) of the number of Shares set forth in the recitals hereto, free and clear of any Encumbrances and free from any other limitation or restriction (including, but not limited to, any restriction on the right to vote, sell or otherwise dispose of the Supporting Shareholder's Shares, subject to applicable securities laws). There are no outstanding options or other rights to acquire from the Supporting Shareholder, or obligations of the Supporting Shareholder to sell or to dispose of, any of the Supporting Shareholder's Shares. The Supporting Shareholder holds exclusive power to vote the number of Shares set forth in the recitals hereto, subject to the limitations set forth in
Article I hereof. As of the date of this Agreement, the number of the Supporting Shareholder's Shares set forth in the recitals hereto represents all of the shares of capital stock of the Company owned by the Supporting Shareholder, and the Supporting Shareholder does not own any options or other rights to acquire shares of capital stock of the Company except for the warrants and options disclosed in the attached Schedule 2.3. The Supporting Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1.1 hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Supporting Shareholder's Shares, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws).

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SANTOS

         Santos represents and warrants to each of the Supporting Shareholders as follows:

         3.1 Binding Agreement.

         Santos is a corporation, duly organized, validly existing and in good standing under the laws of the Australian Capital Territory and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by its board of directors, and no other corporate actions on the part of Santos are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Santos and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a valid and binding obligation of Santos, enforceable against Santos in accordance with its terms.

         3.2 No Conflict.

         Neither the execution and delivery of this Agreement by Santos, nor the consummation by Santos of the transactions contemplated hereby, nor compliance by Santos with any of the terms or provisions hereof, will (a) violate any provision of its certificate of incorporation, bylaws or other similar governmental documents of Santos, (b) violate any law, judgment, order, writ, decree or injunction applicable to Santos, or any of its properties or assets, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than Encumbrances created by this Agreement) upon any of the properties or assets of Santos under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Santos is a party, or by which it or any of its properties or assets may be bound or affected.

                                   ARTICLE IV

                         TRANSFER AND OTHER RESTRICTIONS

         4.1 Certain Prohibited Transfers. During the period commencing on the date hereof and continuing until this Agreement terminates:

                  (a) Each Supporting Shareholder agrees, with respect to his respective Shares, not to:

                           (i) directly or indirectly offer for sale, sell, sell short, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any such Shares or any interest therein, except as provided in this Agreement or pursuant to the Merger; or

                           (ii) grant any proxy or power of attorney, deposit any such Shares into a voting trust, or enter into a voting agreement or other arrangement with respect to any Shares, except as provided in this Agreement or pursuant to the Merger; and

                  (b) Without limiting the generality of Section 4.1(a) above, each Supporting Shareholder agrees with and covenants to Santos that it shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the Shares unless the such transfer is made in compliance with this Agreement or pursuant to the Merger.

         4.2 Additional Shares.

         Without limiting the provisions of the Merger Agreement, in the event
(a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting a Supporting Shareholder's respective Shares or (b) such Supporting Shareholder shall become the beneficial owner or record owner of any additional shares of capital stock of the Company, including pursuant to the exercise of options, warrants or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Article I hereof, in each case, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by such Supporting Shareholder immediately following the effectiveness of the events described in clause (a), or such Supporting Shareholder becoming the beneficial or record owner thereof, as described in clause (b), as though they were Shares of such Supporting Shareholder hereunder. Each Supporting Shareholder hereby agrees, while this Agreement is in effect, to notify Santos of the number of any new Shares or options to acquire capital stock in the Company acquired by such Supporting Shareholder, if any, after the date hereof.

         4.3 Beneficial Ownership.

         For purposes of this Agreement, the phrase "beneficial ownership" and words of similar import shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act; without duplicative counting of the same, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" within the meaning of Rule 13d-3 of the Exchange Act.

                                   ARTICLE V

                                 NO SOLICITATION

         During the period commencing on the date hereof and continuing until this Agreement terminates, no Supporting Shareholder shall (whether directly or indirectly through his affiliates, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal.

                                   ARTICLE VI

                                  MISCELLANEOUS

         6.1 Brokerage.

         Each Supporting Shareholder represents and warrants that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Each Supporting Shareholder shall indemnify and hold harmless Santos from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by such Supporting Shareholder by reason of any action taken by such Supporting Shareholder.

         6.2 Specific Enforcement.

         Each Supporting Shareholder recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Santos to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Supporting Shareholder agrees that in the event of any such breach Santos shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which Santos may be entitled, at law or in equity.

         6.3 Termination.

         This Agreement shall terminate on the earliest of (a) the termination of the Merger Agreement in accordance with its terms, including any termination thereof by the Company to concurrently enter into an agreement providing for a Superior Proposal in accordance with the terms thereof, (b) the agreement of each of the Parties to terminate this Agreement, and (c) the consummation of the Merger. Termination shall not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.

         6.4 Survival.

         The representations and warranties of the Parties contained in this Agreement shall terminate upon the consummation of the Merger, except for the representation given in Paragraph 2.3 which shall survive the termination of this Agreement for a period of two years.

         6.5 Notices.

         Unless otherwise specified herein, any notice to be given or to be served upon any Party in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when (a) delivered to the address specified by the Party to receive the notice, if delivered personally, (b) five days after deposited with the U.S. postal service for delivery by first class mail, (c) immediately upon delivery by facsimile if a confirmation is retained and (d) one day after deposit with a nationally recognized overnight carrier for next-day delivery. Such notices shall be given to the Parties at their respective addresses set forth below. Any Party may, at any time by giving five business days' prior written notice to the other Parties, designate any other address in substitution of the foregoing address to which such notice will be given.

                           (a) if Santos, to

                                 Santos International Holdings Pty Ltd.
                                 Ground Floor Santos House
                                 91 King William Street
                                 Adelaide 5000
                                 South Australia
                                 Telephone:  61 8 8218 5111
                                 Facsimile:  61 8 8218 5287
                                 Attention:  Company Secretary

                                 with a copy to:

                                 Chamberlain, Hrdlicka, White, Williams & Martin 1200 Smith Street, Suite 1400
                                 Houston, Texas 77002
                                 Telephone:  713 658-1818
                                 Facsimile:  713 658-2553
                                 Attention:  Ralph K. Miller, Jr.

                           (b) if to the Supporting Shareholders, to:

                                 c/o Tipperary Corporation
                                 633 Seventeenth Street
                                 Suite 1800
                                 Denver, Colorado 80202

         6.6 Certain Events.

         Each Supporting Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Supporting Shareholder's respective Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

         6.7 Entire Agreement.

         This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

         6.8 Amendment; Release.

         This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the Parties.

         6.9 Successors and Assigns.

         This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, except that Santos may assign its rights under this Agreement to the same extent that it may assign its rights under the Merger Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each Party and such Party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

         6.10 Counterparts.

         This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         6.11 Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any of the conflict of law rules thereof.

         6.12 Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         6.13 Headings.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.14 Further Assurances.

                  Each Supporting Shareholder shall, upon request of Santos or the Company, execute and deliver any additional documents and take such actions as may reasonably be deemed by Santos or the Company to be necessary or desirable to carry out the provisions hereof.

         6.15 Remedies Cumulative.

         All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

         6.16 No Waiver.

         The failure of any Party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by the other Parties with its respective obligations hereunder, shall not constitute a waiver by such Party of its right to exercise any such right or other right, power or remedy or to be demand such compliance.

                                     ******

         Each of the Parties has executed this Agreement effective as of the date first written above.


                                          Signed for and on behalf of
                                          SANTOS INTERNATIONAL
                                          HOLDINGS PTY LTD.
                                          A.B.N. 57 057 585 869 by its duly
                                          appointed Attorney in the presence of:


                                          /s/ Christian J. Paech
                                          --------------------------------------
                                          Witness
                                          Printed Name: Christian J. Paech
                                                        ------------------------


                                          /s/ Andrew L. Winter
                                          --------------------------------------
                                          Attorney
                                          Printed Name: Andrew L. Winter
                                                        ------------------------


                                          /s/ David L. Bradshaw
                                          --------------------------------------
                                          David L. Bradshaw


                                          /s/ Kenneth L. Ancell
                                          --------------------------------------
                                          Kenneth L. Ancell


                                          /s/ Marshall D. Lees
                                          --------------------------------------
                                          Marshall D. Lees


                                          /s/ Jeff T. Obourn
                                          --------------------------------------
                                          Jeff T. Obourn


                                          /s/ Joseph B. Feiten
                                          --------------------------------------
                                          Joseph B. Feiten

                                  SCHEDULE 2.3

VOTING AGREEMENT SCHEDULE
OF SUPPORTING SHAREHOLDERS' GRANTED OPTIONS AND WARRANTS OUTSTANDING AS OF JULY 7, 2005

                                           Warrant         DATE OF      EXERCISE          # of
               Holder                     or Option         GRANT        PRICE           shares
               ------                     ---------         -----       --------       ---------
David L Bradshaw                           Warrant         10/01/90       $2.00          201,900

David L Bradshaw                           Warrant         04/01/96       $4.63           50,000

David L Bradshaw                        Opt ('87 Plan)     10/09/96       $3.63           25,000

David L Bradshaw                           Warrant         08/26/97       $4.25           50,000

David L Bradshaw                           Warrant         09/24/99       $1.50           50,000

David L Bradshaw                           Warrant         01/03/00       $1.50          100,000

David L Bradshaw                           Warrant         02/03/03       $1.81           40,000

David L Bradshaw                           Warrant         01/10/05       $4.95          200,000
                                                                                       ---------
   Subtotal, David Bradshaw                                                              716,900

Kenneth L Ancell                           Warrant         07/11/96       $4.31           50,000

Kenneth L Ancell                           Warrant         08/26/97       $4.25           15,000

Kenneth L Ancell                           Warrant         09/24/99       $1.50          200,000

Kenneth L Ancell                           Warrant         02/03/03       $1.81           10,000

Kenneth L Ancell                           Warrant         01/10/05       $4.95           50,000
                                                                                       ---------
   Subtotal, Ken Ancell                                                                  325,000

Marshall D Lees                            Warrant         08/26/97       $4.25           25,000
                                                                                       ---------
   Subtotal, Marshall Lees                                                                25,000

Jeff T Obourn                           Opt ('87 Plan)     10/13/95       $4.75           10,000

Jeff T Obourn                           Opt ('87 Plan)     01/24/96       $4.63           40,000

Jeff T Obourn                           Opt ('87 Plan)     10/09/96       $3.63           20,000

VOTING AGREEMENT SCHEDULE
OF SUPPORTING SHAREHOLDERS' GRANTED OPTIONS AND WARRANTS OUTSTANDING AS OF JULY 7, 2005

                                           Warrant         DATE OF      EXERCISE          # of
               Holder                     or Option         GRANT        PRICE           shares
               ------                     ---------         -----       --------       ---------
Jeff T Obourn                           Opt ('97 Plan)     10/01/97       $4.38           25,000

Jeff T Obourn                           Opt ('97 Plan)     10/01/98       $2.50           20,000

Jeff T Obourn                              Warrant         01/30/01       $3.75           50,000

Jeff T Obourn                              Warrant         02/03/03       $1.81           20,000

Jeff T Obourn                              Warrant         01/10/05       $4.95           25,000
                                                                                       ---------
    Subtotal Jeff Obourn                                                                 210,000

Joseph B. Feiten                        Opt ('97 Plan)     06/10/02       $1.80           17,500

Joseph B. Feiten                        Opt ('97 Plan)     02/03/03       $1.81            5,000

Joseph B. Feiten                        Opt ('97 Plan)     01/10/05       $4.95           25,000
                                                                                       ---------
    Subtotal, Joe Feiten                                                                  47,500
                                                                                       ---------
 Total for Options and Warrants                                                        1,324,400
                                                                                       =========

Note: This list of outstanding options and warrants includes those not yet vested, but vesting immediately after a change in control or prior to a merger.